0005433619

STATE OF IDAHO
Office of the secretary of state, Phil McGrane
CERTIFICATE OF ORGANIZATION LIMITED LIABILITY COMPANY
Idaho Secretary of State
PO Box 83720
Boise, ID 83720-0080
(208) 334-2301
Filing Fee: $100.00

For Office Use Only
-FILED-
File #: 0005433619
Date Filed: 10/5/2023 10:22:24 PM

B0844-2986 10/05/2023 10:23 PM Received by Office of the Idaho Secretary of State

Certificate of Organization Limited Liability Company

Select one: Standard, Expedited or Same Day Service (see descriptions below)	Standard (filing fee $100)

1. Limited Liability Company Name

Type of Limited Liability Company	Limited Liability Company
Entity name	Stable Towers LLC

2. The complete street address of the principal office is:

Principal Office Address	GERALD MCNABB 14053 W TYHEE RD POCATELLO, ID 83202

3. The mailing address of the principal office is:

Mailing Address	GERALD MCNABB 14053 W TYHEE RD POCATELLO, ID 83202-5015

4. Registered Agent Name and Address

Registered Agent	Gerald James McNabb Registered Agent Physical Address 12973 N PHILBIN RD POCATELLO, ID 83202 Mailing Address 12973 N PHILBIN RD POCATELLO, ID 83202-5033

☒ I affirm that the registered agent appointed has consented to serve as registered agent for this entity.

5. Governors

Name	Address
Gerald McNabb	12973 N PHILBIN RD POCATELLO, ID 83202
Millie McNabb	12973 N PHILBIN RD POCATELLO, ID 83202

Signature of Organizer:

Millie McNabb — Sign Here

10/05/2023 — Date